UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2019

RESONANT INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

175 Cremona Drive, Suite 200
Goleta, California 93117	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RESN	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                                           Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by Resonant Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on August 6, 2019, the Company entered into a securities purchase agreement, dated July 31, 2019 (the “Purchase Agreement”), with Murata Electronics North America, Inc. (“Murata”), an affiliate of Murata Manufacturing Co., Ltd. (“MMC”), which agreement was subsequently joined by 10 additional institutional and individual accredited investors (collectively with Murata, the “Investors”), which Purchase Agreement provides for the sale by the Company of an aggregate of 3,960,560 shares of common stock of the Company, par value $0.001 per share (each, a “Share” and collectively, the “Shares”) at a price of $2.53 per Share, for gross proceeds of approximately $10.0 million (the “Offering”).

As disclosed in the Current Report on Form 8-K filed by the Company with the SEC on August 14, 2019, the initial closing of the Offering with all Investors other than Murata, for an aggregate of 1,193,762 Shares and gross proceeds of approximately $3.0 million, occurred on August 9, 2019.

The closing of Murata’s investment for approximately $7.0 million was subject to, among other conditions, the execution of a definitive multi-year commercial agreement that provides MMC and its affiliates with rights to multiple designs utilizing the Company’s technology.

Effective September 30, 2019, the Company entered into the commercial agreement contemplated by Purchase Agreement, in the form of a collaboration and license agreement, dated September 30, 2019, between the Company and MMC (the “Collaboration Agreement”), and Murata and the Company consummated the purchase and sale of Shares, with the Company issuing 2,766,798 Shares to Murata for gross proceeds of approximately $7.0 million.

Pursuant to the Collaboration Agreement, the Company and MMC have agreed to collaborate on the development of proprietary circuit designs using the Company’s XBAR® technology, and the Company has licensed to MMC rights for products in four specific radio frequencies, or bands.  MMC has agreed to pay the Company up to an aggregate of $9.0 million as pre-paid royalties and other fees for the licensed designs and certain other intellectual property of the Company developed in the collaboration, payable in installments over a multi-year development period, with each installment conditional upon the Company’s achievement of certain milestones and deliverables acceptable to MMC in its discretion.  MMC may terminate the Collaboration Agreement at any time upon thirty (30) days prior written notice to the Company.

MMC’s rights to the Company’s XBAR® technology are exclusive for a period of 30 months, during which period the Company may not grant to any third party the right to develop, make, have made, use, sell, offer for sale or import any filter or resonator produced through the use of the XBAR® technology for use in mobile communication devices.

The Collaboration Agreement contains customary representations and warranties and indemnification obligations of the Company.

A joint press release announcing the Collaboration Agreement was issued on October 2, 2019, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02                                           Unregistered Sales of Equity Securities.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on August 6, 2019, the Company entered into the Purchase Agreement with the Investors, which Purchase Agreement sets forth the terms of the Offering.

The second and final closing of the Offering with Murata, for an aggregate of 2,766,798 Shares, occurred on September 30, 2019.  The Company received gross proceeds of approximately $7.0 million.

The Shares were offered and sold exclusively to Murata, an accredited investor, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  Murata represented its intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificate representing the Shares issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press Release, dated October 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2019	Resonant Inc.

	By:	/s/ Martin S. McDermut
Martin S. McDermut
Chief Financial Officer